R.H. Donnelley Inc.

Announces Receipt of Requisite Consents with Respect to Its 10-7/8% Senior Subordinated Notes Due 2012

CARY, NC - October 2, 2007 - R.H. Donnelley Inc. (the "Company"), a wholly owned subsidiary of R.H. Donnelley Corporation (NYSE: RHD) ("Parent"), announced that with respect to its tender offer and consent solicitation for all of its $600 million aggregate principal amount of 10-7/8% senior subordinated notes due 2012 (CUSIP Nos. 749564AD2, 749564AC4 and U76218AB9) (the "Notes"), the Company has received valid tenders of Notes and deliveries of consents of $599,632,000 aggregate principal amount of the Notes, representing approximately 99.9% of the aggregate principal amount of the Notes outstanding as of the Early Tender Premium Deadline (as defined below). The Company also announced today that the applicable conditions set forth in the offer to purchase and consent solicitation statement have been satisfied, including receipt of a majority of the aggregate principal amount of Notes outstanding not owned by the Company at or prior to the Early Tender Premium Deadline. As a result, the Company executed the supplemental indenture relating to the Notes, which is expected to become operative after, among other things, the Expiration Time (as defined below).

The early tender premium deadline pursuant to the terms of the offer to purchase and consent solicitation statement expired at 5:00 p.m., New York City time, on October 1, 2007 (the "Early Tender Premium Deadline"). In addition, the Company today repurchased all Notes tendered at or prior to the Early Tender Premium Deadline for total consideration equal to $1,066.16 for each $1,000 principal amount of notes tendered, plus accrued and unpaid interest. No consideration was paid for delivery of consents.

Holders who tender their Notes and deliver their consents after the Early Tender Premium Deadline, but at or prior to 8:00 a.m., New York City time, on October 17, 2007 (unless extended or terminated by the Company, the "Expiration Time"), will receive, for each $1,000 principal amount of Notes validly tendered, tender offer consideration equal to $1,036.16. Accrued and unpaid interest will be paid on all Notes validly tendered and accepted for payment. No consideration was offered, and no consideration will be paid, for delivery of consents.

J.P. Morgan Securities Inc. is the dealer manager for the offer to purchase and the solicitation agent for the consent solicitation. Questions or requests for assistance may be directed to J.P. Morgan Securities Inc. (telephone: (212) 270-3994 (collect)). Requests for documentation may be directed to MacKenzie Partners, Inc., the information agent (telephone: (800) 322-2885).

This press release does not constitute an offer or solicitation to purchase or a solicitation of consents with respect to the Notes. That offer or solicitation will be made only by means of the offer to purchase and consent solicitation statement, as amended and related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law. The information in this news release is qualified by reference to the offer to purchase and consent solicitation statement and the related letter of transmittal.


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R.H. Donnelley Inc. is a leading publisher and distributor of advertising content assisting approximately 250,000 national and local businesses in 18 states by attracting large volumes of ready-to-buy consumers through the combination of the Company's print directories, Internet Yellow Pages and search engine marketing and optimization services. The Company is headquartered in Cary, North Carolina, USA, with a network of approximately 800 sales representatives working on a daily basis to help bring businesses and consumers together to satisfy their mutual objectives using the Company's "triple play" products and services. In 2006, the Company published and distributed more than 30 million print directories in many of the country's most attractive growth markets. R.H. Donnelley Inc.'s uses two well known brand names to publish and distribute advertiser content: EMBARQ (formerly known as Sprint) and AT&T (formerly known as SBC). Visit R.H. Donnelley Inc. online at www.rhd.com.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release regarding the Company's future operating results, performance, business plans or prospects and any other statements not constituting historical fact are "forward-looking statements." Where possible, words such as "believe," "expect," "anticipate," "should," "will," "would," "planned," "estimates," "potential," "goal," "outlook," "may," "predicts," "could," or the negative of those words and other comparable expressions, are used to identify such forward-looking statements. Actual events or results may differ materially. In evaluating those statements, you should specifically consider various factors, including the risks and uncertainties discussed below. Those factors may cause actual results to differ materially from any of the Company's forward-looking statements. All forward-looking statements attributable to the Company or a person on the Company's behalf are expressly qualified in their entirety by this cautionary statement. All forward-looking statements reflect only the Company's current beliefs and assumptions with respect to future results, business plans and prospects, and are based solely on information currently available to the Company. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity or performance. These forward-looking statements are made as of the date of this Statement and, except as required under the federal securities laws and the rules and regulations of the Commission, the Company assumes no obligation to update or revise them or to provide reasons why actual results may differ. Additional factors that could cause the Company's results to differ materially from those described in the forward-looking statements are described in detail in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2006 in Item 1A "Risk Factors" as well the Company's other periodic filings with the SEC that are available on the SEC's website at www.sec.gov.

Contact:          Investors contact:

Jenny Apker       or       Tom McCallum
(919) 297-1129             (919) 447-4774

Media contact:

Mike Truell
(919) 297-1772